                                                                     Exhibit 8.2
                                                                 Form of Opinion


[Schiff Hardin & Waite letterhead]
Schiff Hardin & Waite
7300 Sears Tower
Chicago, Illinois 60606


Lawrence H. Jacobson
(312) 258-5580
ljacobson@schiffhardin.com


                                       January __, 1999


NACO, Inc.
2001 Butterfield Road
Suite 502
Downers Grove, IL 60515

     Re:  Federal Income Tax Consequences of a Merger
          of a Newly Formed Wholly Owned Subsidiary
          of ABC Rail Products Corporation with and
          into NACO, Inc.
          -------------------------------------------

Ladies and Gentlemen:

     You have requested our opinion relating to the federal income tax consequences to ABC Rail Products Corporation ("ABC"), ABCR Acquisition Sub, Inc., a wholly-owned subsidiary of ABC ("Acquisition"), NACO, Inc. ("NACO"), and the stockholders of NACO, arising out of the Agreement and Plan of Merger, dated as of September 17, 1998, as amended and restated as of December 10, 1998, by and between ABC, NACO and Acquisition (the "Merger Agreement"). Our conclusions are based upon (i) the facts and assumptions set forth below and (ii) the written representations to be made by NACO to us as of this date and updated at the Effective Time (the "NACO Letter") and the written representations to be made by ABC to us as of this date and updated at the Effective Time (the "ABC Letter"). Capitalized terms used but not defined in this letter have the meaning given them in the Merger Agreement.

     Our opinion does not address the tax consequences of the Merger (as defined below) under state, local or foreign law.

                                     FACTS

     Pursuant to the Merger Agreement, Acquisition shall be merged with and into NACO in accordance with the applicable provisions of the laws of the State of Delaware (the "Merger"). NACO shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware. As a result of the Merger, Acquisition shall cease to exist and NACO shall become a direct wholly-owned subsidiary of ABC.
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NACO, Inc.
January 14, 1999
Page 2




     As a result of the Merger, each share of common stock, par value $0.01 per share, of NACO ("NACO Shares"), will be converted into the right to receive 8.7 fully paid and nonassessable shares of common stock, par value $0.01 per share, of ABC ("ABC Shares"). ABC will pay cash to any NACO shareholder in lieu of delivering to such shareholder a fractional ABC Share.

                                  ASSUMPTIONS

     In rendering our opinion, we have assumed with your consent that (i) the proposed transactions will be consummated strictly in accordance with the terms and conditions described in the Merger Agreement, and (ii) the representations made to us by NACO in the NACO Letter and by ABC in the ABC Letter are true as of this date and will be true at the Effective Time.

                                    OPINION

     Based on the facts and assumptions set forth above and our examination and review of the Merger Agreement, the Proxy Statement/Prospectus included in ABC's Registration Statement on Form S-4 (Reg. No. 333-65517) and accompanying exhibits, and the documents referred to above, we are of the opinion that:

          1.   The Merger will constitute a reorganization within the meaning of
               Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

          2. No gain or loss will be recognized by NACO, ABC or Acquisition, as the case may be, as a result of the Merger.

          3. No gain or loss will be recognized by the stockholders of NACO upon the receipt of ABC Shares solely in exchange for their NACO Shares (except with respect to cash received in lieu of a fractional ABC Share).

          4. The basis of the ABC Shares received by a NACO stockholder will be the same as the basis of NACO Shares that were exchanged therefor (reduced by any amount of basis allocable to a fractional ABC Share for which cash is received).

          5. The holding period of ABC Shares received by a NACO stockholder will include the period during which the NACO Shares surrendered in exchange therefor were held by a NACO stockholder provided that the NACO Shares surrendered were a capital asset in the hands of the NACO stockholder on the date of the exchange.
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NACO, Inc.
January 14, 1999
Page 3




          6. Any cash received by a holder of NACO Shares in lieu of a fractional ABC Share will be treated as received in exchange for such fractional share, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the NACO stockholder's basis in NACO Shares allocable to such fractional ABC share.

     We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

                               SCOPE OF OPINION

     Our opinion is based on present law and existing interpretations thereof by the courts and the Internal Revenue Service. Any change in the facts, currently or in the future, or any change in the law or existing interpretations thereof, may adversely affect our opinion. Further, our opinion is not binding on the Internal Revenue Service and the tax effects discussed above are not subject to absolute resolution prior to the running of the statute of limitations or the rendering of a final determination by a court of law or by closing agreement with the Internal Revenue Service. Finally, it should be noted that we have expressed no opinion except as specifically set forth herein.

     We consent to the use of this opinion as Exhibit 8.2 to the Registration Statement and to the reference to our firm, under the heading "THE MERGER -- Material Federal Income Tax Consequences -- Treatment of Holders of NACO Common Stock" in the Proxy Statement/Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                       SCHIFF HARDIN & WAITE



                                       By:
                                           -------------------------------------
                                           Lawrence H. Jacobson